Exhibit 10.1

Cray Cash Incentive Plan

The Cray Cash Incentive Plan (the “Cray Plan”), as applicable to senior officers, establishes multiple performance goals with varying weights (totaling 100) to determine the amount and the terms and conditions of a potential annual cash award for each participant. These goals, which may differ from year to year based on the Company’s annual plan and overall goals and also differ for each senior officer depending on the officer’s responsibilities, may include such factors as revenue, product revenue, service revenue, gross margin dollars, product or service bookings, department gross margin dollars, operating income, departmental operating expenditures and budget, specific product development and product shipment targets, levels of government funding, departmental goals, and specific strategy and leadership goals. It is generally expected that each year a senior officer will be assigned a set of specific strategy and leadership goals and two to six other performance goals.

Target Awards: Each participant in the Cray Plan will be assigned a percentage of his or her base salary as a target award, as approved by the Board. The target award may range from 20% to 150% of base salary.

Each performance goal will have a target level of performance, at which a 100% award is payable, a threshold level of performance, at which a minimum award (generally expected to be 25% of target award but may vary from 10% to 50%) is payable, and a stretch level, at which a 150% award is payable. Pro-rata interpolation will be used to determine awards when actual performance falls between established levels.

The Board may establish conditions so that annual awards would not exceed more than 100% of target award unless one or more specific conditions are met. Any award higher than 150% of target award is at the Board’s discretion.

The Board may establish a limit on the amount of an award to any senior officer, which may but need not be zero, if a senior officer would otherwise be eligible for a threshold or higher award but the Company does achieve net income.

The Chief Executive Officer, subject to final approval by the Compensation Committee, retains the right to adjust the formula award (from 0% to 125%) for each other senior officer. The Board approves the final award for the Chief Executive Officer, and may approve the awards to other senior officers as the Board believes appropriate in the circumstances.

Additional Awards: In addition, the Board may establish an additional cash award in any year based on a specific percentage of target award or base salary dependent upon the Company reaching a pre-determined level of net income or achieving another specific target.

Eligibility and Payment: The Board will determine if an officer must be a regular employee on the last business day of the year or on the subsequent day when incentive awards are paid in order to be eligible for payment. Payments of awards for a year will be made as soon as is practicable after the publication of the audited financial results for that year.

Definitions and Adjustments: For purposes of defining concepts such as “gross margin dollars, “operating expenditures,” “operating income” and “net income,” the Board may determine that specific costs (such as, but not limited to, stock compensation, incentive bonuses and awards, executive retention costs and restructuring charges or impairment costs) are to be excluded in whole or in part. The Board may define performance targets and other conditions. To the extent there are significant unplanned transactions or charges during a year, the Board may determine what adjustments, if any, are appropriate in the particular circumstances in calculating or determining the level of achievement of performance targets for the purposes of determining awards under the Cray Plan.

Degree of Difficulty: The performance targets are to be set so that they are achievable but require significant effort to be met, with annual 100% target awards being at substantial risk and incentive awards above 100% target award being difficult to realize.

Delegation: The Board may delegate any of its responsibilities under the Cray Plan to the Compensation Committee, provided that only the Board may approve the specific award and payments to the Chief Executive Officer.

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